EXECUTION COPY

Grosvenor Registered Multi-Strategy Master Fund, LLC

ADVISORY AGREEMENT

AGREEMENT made this 1st day of April, 2011 by and between Grosvenor Registered Multi-Strategy Master Fund, LLC, a Delaware limited liability company (the “Fund”), and Grosvenor Capital Management, L.P., an Illinois limited partnership (the “Adviser”).

WITNESSETH:

WHEREAS, the Fund has been established under the laws of the State of Delaware (i) to invest primarily in a portfolio of Portfolio Funds (as defined below), which invest and trade in a broad range of securities, currencies, commodities and other financial instruments and (ii) to maintain from time to time a limited exposure to currencies and other commodities;

WHEREAS, the Fund is registered with the Securities and Exchange Commission (the “SEC”) pursuant to Section 8 of the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified, closed-end management investment company;

WHEREAS, the Fund and the Adviser wish to enter into an agreement setting forth the terms upon which the Adviser (or certain other parties acting pursuant to delegation from the Adviser) will perform certain services for the Fund;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

1. (a) The Fund hereby employs the Adviser to furnish the Fund continuously with Portfolio Management Services (as defined in Section 2 hereof), subject to the authority of the Adviser to delegate certain of its responsibilities hereunder to other parties as provided in Section 1(b) hereof. The Adviser hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as and to the extent permitted by Section 1(b) hereof) and to assume the obligations herein set forth, for the compensation herein provided. The Adviser shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b) The Adviser may delegate any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) with respect to all or any portion of the Fund’s assets to one or more other parties (each such party, a “Subadviser”), pursuant in each case to a written agreement with such Subadviser that meets the requirements of Section 15 of the Investment Company Act of 1940 and the rules thereunder (the “1940 Act”) applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the Fund’s Board of Directors (the “Board”) and the investors in the Fund), subject, however, to such exemptions or no- action positions as may be granted by the SEC or its staff. Any Subadviser may (but need not) be affiliated with the Adviser.

(c) In the event that the Adviser delegates to one or more Subadvisers all or part of its responsibilities hereunder with respect to the provision of Portfolio Management Services with respect to all or any portion of the Fund’s assets, the Adviser hereby agrees to furnish to the Fund the following services (“Oversight Services”):

(i) supervision and oversight of each Subadviser’s provision of Portfolio Management Services with respect to the Fund;

(ii) periodic evaluation of the Portfolio Management Services provided by each Subadviser, and of the investment performance of the Fund;

(iii) advice to and consultation with the Board with respect to matters relating to the investment operations of the Fund, including matters relating to the selection, evaluation, retention and possible termination of each Subadviser; and

(iv) regular reporting to the Board with respect to the foregoing matters.

2. The Adviser acknowledges that the Fund seeks to achieve its investment objectives (the “Fund Objectives”) by investing and reinvesting its assets primarily in a portfolio of equity interests issued by limited partnerships, limited liability companies, business trusts and similar business vehicles whose primary business is investing in securities and other financial instruments but that are not registered or required to register as investment companies under the 1940 Act by virtue of the exclusion from the definition of “investment company” provided by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act (“Portfolio Funds”). Accordingly, in providing services to the Fund hereunder, and subject to the supervision of the Board, the Adviser shall (subject to any delegation made pursuant to Section 1(b) of this Agreement) perform the following duties (“Portfolio Management Services”), in each case based upon its professional skill, experience and judgment and in a manner consistent with the Fund Objectives and the stated investment policies and investment restrictions of the Fund and such policies as may be adopted by the Board and communicated to the Adviser:

(a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets of the Fund in accordance with the Fund Objectives;

(b) identifying Portfolio Funds that are suitable investments for the Fund in light of the Fund Objectives;

(c) allocating the Fund’s assets among Portfolio Funds in light of the Fund Objectives;

(d) purchasing and selling securities of Portfolio Funds and other issuers on behalf of the Fund, including the completion and execution of subscription agreements or similar contracts on behalf of the Fund with respect to, and placing orders for, such purchases and sales;

(e) monitoring the performance of the Portfolio Funds in which the Fund has invested with a view to determining whether continued investment by the Fund in such Portfolio Funds is appropriate in light of the Fund Objectives;

(f) evaluating and recommending appropriate changes to the Fund Objectives from time to time;

(g) providing such other advice and services as the Board may from time to time reasonably request in connection with the investment operations of the Fund; and

(h) regularly reporting to the Board with respect to the implementation of the investment policies of the Fund.

3. Nothing in this Agreement shall require the Adviser to bear, or to reimburse the Fund for:

(a) office space, office supplies, facilities and equipment for the Fund;

(b) executive and other personnel for managing the affairs of the Fund, other than for the provision of (1) Portfolio Management Services and (2) Oversight Services (if the Adviser shall have delegated to one or more Subadvisers any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services);

(c) any of the costs of printing and mailing the items referred to in Sub-Section (p) of this Section 3;

(d) any of the costs of preparing, printing and distributing sales literature;

(e) compensation of members of the Board of the Fund who are not directors, officers or employees of the Adviser or of any affiliated person (other than a registered investment company) of the Adviser;

(f) registration, filing and other fees in connection with requirements of regulatory authorities;

(g) the charges and expenses of any entity appointed by the Fund for custodial, paying agent, investor servicing and administration services;

(h) charges and expenses of independent accountants retained by the Fund;

(i) charges and expenses of any transfer agents and registrars appointed by the Fund;

(j) brokers’ commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

(k) taxes and fees payable by the Fund to federal, state or other governmental agencies;

(l) any cost of certificates representing interests in the Fund;

(m) legal fees and expenses in connection with the affairs of the Fund, including fees and expenses incurred in connection with compliance with federal and state securities and other laws;

(n) expenses of meetings of investors in, and the Board of, the Fund;

(o) interest, including interest on borrowings by the Fund;

(p) the costs of services, including services of counsel, required in connection with the preparation of the Fund’s registration statements and offering memoranda, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Fund, and notices and proxy solicitation material furnished to investors in the Fund or regulatory authorities; and

(q) the Fund’s expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

4. All activities undertaken by the Adviser or any Subadviser pursuant to this Agreement shall at all times be subject to the supervision and control of the Board, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority and to such policies as the Board may determine.

5. The services to be provided by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

6. As full compensation for all services rendered, facilities furnished and expenses borne by the Adviser hereunder, the Fund shall pay the Adviser compensation calculated and payable in the manner set out in Schedule A hereto (or such lesser amount as the Adviser may from time to time agree to receive). The Adviser hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Fund.

7. It is understood that any of the investors in and managers, officers, employees and agents of the Fund may be a shareholder, member, partner, director, officer, employee or agent of, or be otherwise interested in, the Adviser, any affiliated person of the Adviser, any organization in which the Adviser may have an interest or any organization which may have an interest in the Adviser; that the Adviser, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in this Agreement and Operating Agreement of the Fund, the certificate of limited partnership of the Adviser or specific provisions of applicable law.

8. (a) This Agreement shall become effective as of the date of its execution, and unless otherwise terminated, this Agreement shall continue in effect through March 31, 2013, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may at any time be terminated on sixty days’ written notice to the Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund.

(c) This Agreement shall automatically terminate in the event of its assignment.

(d) This Agreement may be terminated by the Adviser on sixty days’ written notice to the Fund.

(e) Termination of this Agreement pursuant to this Section 8 shall be without the payment of any penalty.

(f) The Adviser shall, to the extent required by applicable law or regulation, provide the Fund with notice of any change of membership of the Adviser within a reasonable time after such change.

9. This Agreement may be amended at any time by mutual written consent of the parties, provided that such consent on the part of the Fund shall have been approved by vote of a majority of the outstanding voting securities of the Fund, (if such approval is required by the 1940 Act) and by vote of a majority of the members of the Board who are not interested persons of the Fund or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

10. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act and the rules thereunder, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the 1940 Act.

11. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser, including its officers, directors, employees or agents and its affiliates, successors or other legal representatives (collectively, the “Affiliates”) shall not be subject to any liability to the

Fund, to any investor in the Fund or to any officer or manager thereof, for any error or judgment, mistake of law, act or omission by Adviser or any of the Affiliates or by any sub-adviser or sub-manager, if any, or for any loss suffered by the Fund in the course of, or connected with, rendering services hereunder.

12. (a) The Fund shall indemnify Grosvenor and its directors, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (each an “Indemnified Person”) against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person’s duties with respect to the Fund, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person’s reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, “disabling conduct”). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Directors who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys’ fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. Grosvenor agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this paragraph 12.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of paragraph 11 and this paragraph 12 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of paragraph 11 and this paragraph 12 to the fullest extent permitted by law.

15. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid, illegal or otherwise unenforceable to any extent, then, to the fullest extent permitted by law: (a) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement; (b) all other terms and provisions of this Agreement shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; and (c) the parties hereto shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intent of this Agreement.

16. The provisions of this Agreement, including without limitation, paragraphs 6, 11 and 12, of this Agreement, that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive termination of this Agreement.

17. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

18. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

19. The Fund represents that this Agreement has been duly approved by the Board, including the vote of a majority of the Independent Directors, and by the vote of a “majority of the outstanding voting securities of the Fund,” as defined by the 1940 Act and the rules thereunder.

20. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Directors, members of the Fund or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

21. This Agreement embodies the entire understanding of the parties.

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Advisory Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

GROSVENOR REGISTERED MULTI-STRATEGY MASTER FUND, LLC

By:	/s/ Scott J. Lederman
Name: Scott J. Lederman
Title: President and Chief Executive Officer

GROSVENOR CAPITAL MANAGEMENT, L.P.

By:	GCM, L.L.C., its General Partner
By:	Grosvenor Holdings, L.L.C., its Manager

By:	/s/ Paul Meister
Name: Paul Meister
Title: Vice President

SCHEDULE A

COMPENSATION

Capitalized terms used in this Schedule A but not defined herein or elsewhere in this Agreement shall have the meanings given them in the Fund’s Operating Agreement, as in effect from time to time.

The compensation payable by the Fund to the Adviser under this Agreement shall consist of the following:

1. Advisory Fee. The Fund will pay to the Adviser an advisory fee (the “Advisory Fee”), monthly in arrears. The Advisory Fee is payable at the annual rate of 1.0% of the average net assets of the Fund. On or before the tenth business day of each month, the Fund will calculate an amount (the “Monthly Advisory Fee”) equal to 0.0833% of the net asset value of the Fund as of the last business day of the previous month, determined before giving effect to the payment of the accrued Monthly Advisory Fee being calculated or to any repurchases or distributions as of such date or any capital contributions made on such date (such capital contributions being deemed to be made as of the next day). The Fund will pay the Monthly Advisory Fee for each Payment Month to the Adviser on or before the thirtieth day of the following month. The Monthly Advisory Fee shall be calculated on a pro rata basis in the case of any partial months.

Within 60 days after the Fund’s fiscal year end, the Fund will cause its net asset value as of the last business day of each month in such fiscal year to be reviewed. Based on the review, the Monthly Advisory Fee for each month in such fiscal year shall be recalculated. If the sum of the Monthly Advisory Fees (as recalculated) for such fiscal year exceeds the amounts paid already by the Fund to the Adviser in respect of such Monthly Advisory Fees, then the Fund shall pay the amount of such excess to the Adviser within 45 days after the completion of the review. If the sum of the Monthly Advisory Fees (as recalculated) for such fiscal year is less than the amounts paid already by the Fund in respect of such Monthly Advisory Fees, then the Fund shall reduce the amount of the next Monthly Advisory Fee paid by it to the Adviser by the amount of such deficit (and, if necessary to fully account for such deficit, subsequent Monthly Advisory Fees).

2. Reimbursement of Certain Expenses. The Fund will reimburse the Adviser or one or more Subadvisers for out-of-pocket expenses incurred by the Adviser or such Subadviser(s) in connection with the provision of Portfolio Management Services to the Fund, provided that the total amount of such reimbursement shall not exceed $25,000 for any calendar year.